Exhibit No. 11

   Statement Regarding the Computation of Per Share Earnings

                                                   1997                  1996
                                                   ----                  ----
Earnings (loss) per Common Share:
    Primary                                       $0.34               ($0.15)

 Primary-before one-time
  merger costs                                    $0.38                 $0.39

    Primary average shares
  outstanding                                 5,392,147             5,383,349

    Fully diluted                                 $0.34               ($0.15)

 Fully diluted-before one-time
  merger costs                                    $0.38                 $0.39

    Fully diluted average shares
  outstanding                                 5,392,461             5,383,397